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                                   [VF LOGO]


FOR IMMEDIATE RELEASE        Contact:       Cindy Knoebel
                                            VP, Financial & Corporate
                                            Communications
                                            VF Services, Inc.
                                            (336) 547-6189/(212) 696-1110

                      VF ELECTS RAYMOND G. VIAULT TO BOARD

GREENSBORO, NC - JULY 16, 2002 - Mackey J. McDonald, chairman and chief executive officer of VF CORPORATION (NYSE: VFC) announced today the election of Raymond G. Viault, to the Company's board of directors. This brings to 12 the number of directors on the Company's board.

Since 1996, Viault, 57, has been Vice Chairman of General Mills, Inc. (NYSE:
GIS), a leading producer and marketer of consumer food products. From 1990 to 1996, Viault was President of Kraft Jacobs Suchard in Zurich, Switzerland. He was with Kraft General Foods for a total of 20 years, serving in a variety of major marketing and general management positions. He is also a director of General Mills, Inc. and Newell Rubbermaid Inc.

"With his impressive track record in global brand marketing and consumer products, Raymond will be an excellent addition to our board," said Mr. McDonald. "As Raymond also has responsibility for the integration of Pillsbury by General Mills, his perspectives on acquisitions and acquisition integration will also be valuable to us."

VF Corporation is the world's largest apparel company and a leader in jeanswear, intimate apparel, playwear, workwear and daypacks. Its principal brands include Lee(R), Wrangler(R), Riders(R), Rustler(R), Vanity Fair(R), Vassarette(R), Bestform(R), Lily of France(R), Lee Sport(R), Healthtex(R), JanSport(R), Eastpak(R), Red Kap(R) and The North Face(R).

VF Corporation's press releases, annual report and other information can be accessed through the Company's home page at www.vfc.com.

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